Exhibit 5.1



                              Bingham McCutchen LLP
                                 399 Park Avenue
                          New York, New York 10022-4689




                                                              April 6, 2004




Parlux Fragrances, Inc.
3725 S.W. 30th Avenue
Fort Lauderdale, Florida 33312

         Re:      REGISTRATION STATEMENT ON FORM S-3
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Ladies and Gentlemen:


         We have acted as counsel for Parlux Fragrances, Inc., a Delaware corporation (the "Company"), in connection with the registration under the Securities Act of 1933, as amended (the "Act"), of 1,306,000 shares of common stock, $0.01 par value per share, of the Company (the "Shares"), to be offered by certain stockholders of the Company (the "Selling Stockholders"), pursuant to a Registration Statement on Form S-3, filed by the Company with the Securities and Exchange Commission on April 6, 2004, (the "Registration Statement").


         We note that some of the Shares are issuable by the Company upon exercise of certain warrants held by the Selling Stockholders (the "Warrants"). We have reviewed the corporate proceedings of the Company with respect to the authorization of the issuance of the Warrants and the Shares. We have also examined and relied upon originals or copies of such agreements, instruments, corporate records, certificates and other documents as we have deemed necessary or appropriate as a basis for the opinions hereinafter expressed. In our examination, we have assumed the genuineness of all signatures, the conformity to the originals of all documents reviewed by us as copies, the authenticity and completeness of all original documents reviewed by us in original or copy form, and the legal competence of each individual executing any document. We have assumed that the Warrants have been and will be exercised in accordance with their terms, including payment in full of the applicable exercise price for each Share issuable thereunder. We have further assumed that all applicable requirements of state laws regulating the sale of securities will have been duly satisfied.

         Subject to the limitations set forth below, we have made such examination of law as we have deemed necessary for the purposes of this opinion. This opinion is limited solely to the Delaware General Corporation Law as applied by courts located in Delaware, the applicable provisions of the Delaware Constitution and the reported judicial decisions interpreting those laws.

         Based upon and subject to the foregoing, we are of the opinion that:
(i) the Shares have been duly authorized; (ii) upon exercise of the Warrants in accordance with their terms, the Shares to be issued thereunder will be validly issued, fully paid and nonassessable; and (iii) those Shares already issued are validly issued, fully paid and nonassessable.

         We hereby consent to the filing of this opinion as an exhibit to the Registration Statement.

                                                     Very truly yours,



                                                     /s/ Bingham McCutchen LLP
                                                     ---------------------------
                                                     BINGHAM MCCUTCHEN LLP